Exhibit 11.1

                      OSHMAN'S SPORTING GOODS, INC. AND SUBSIDIARIES

            COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                        (In thousands except per share amounts)


                                 Year ended January 29,    Year ended January 30,    Year ended February 1,
                                          1994                     1993                      1992
                                                                (Restated)                (Restated)
                                                Fully                     Fully                     Fully
                                 Primary       diluted      Primary      diluted      Primary       diluted
                                 -------       -------      -------      -------      -------       -------

Loss before cumulative effect
of change in accounting
principle                       $(19,494)      $(19,494)    $  (679)     $  (679)     $(4,050)      $(4,050)

Cumulative effect to
February 2, 1991 of change
in accounting for
income taxes                       -               -            -            -          2,150         2,150

            NET LOSS           $(19,494)       $(19,494)    $  (679)     $  (679)     $(1,900)      $(1,900)

Weighted average number of
common shares outstanding         5,805           5,805       5,804        5,804        5,799         5,799

Excess of shares issuable upon
exercise of stock options
over shares deemed retired
under the "treasury stock"
method                              -               -            -           -            -            -

Weighted average number of
common and dilutive
common equivalent shares
outstanding                      5,805           5,805        5,804        5,804         5,799        5,799

Loss per share before
cumulative effect of change
in accounting principle         $(3.36)         $(3.36)      $(0.12)      $(0.12)       $(0.70)      $(0.70)

Cumulative effect per share
to February 2, 1991
of change in accounting
for income taxes                   -               -             -             -          0.37         0.37

     Loss per common and
     common equivalent share    $(3.36)         $(3.36)      $(0.12)      $(0.12)       $(0.33)      $(0.33)
